Exhibit 10.7

FIRST MODIFICATION TO PROMISSORY NOTE

This modification to PROMISSORY NOTE (this “Modification”) is entered into as of January 15, 2011, by and between HEMACARE CORPORATION and CORAL BLOOD SERVICES, INC. (“Borrower”), and Wells Fargo Bank, National Association (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Revolving Line of Credit Note in the maximum principal amount of $5,000,000.00, executed by Borrower and payable to the order of Bank, dated as of December 4, 2009 (the "Note"), which Note is subject to the terms and conditions of a loan agreement between Borrower and Bank dated as of December 4, 2009, as amended from time to time (the "Loan Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Note, and have agreed to modify the Note to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Note shall be modified as follows:

1. Section 2.2 is hereby deleted in its entirety, and the following substituted therefore:

“2.2. Advances. Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (a) Lisa Bacerra or Pete van der Wal, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be the conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower."

2. The effective date of the changes set forth herein shall be January 15, 2011.

3. Except as expressly set forth herein, all terms and conditions of the Note remain in full force and effect, without waiver or modification. All terms defined in the Note or the Loan Agreement shall have the same meaning when used in this Modification. This Modification and the Note shall be read together, as one document.

4. Borrower certifies that as of the date of this Modification, after giving effect to the waivers by Bank of the Events of Default that exist on the date hereof provided concurrently herewith, there exists no Event of Default under the Note, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be executed as of the day and year first written above.

WELLS FARGO BANK,
HEMACARE CORPORATION		NATIONAL ASSOCIATION

By:	/s/ Peter van der Wal	By:	/s/ Seth Evenson
	Peter van der Wal, Chief Executive Officer		Seth Evenson, Relationship Manager

By:	/s/ Lisa Bacerra
Lisa Bacerra, Chief Financial Officer

CORAL BLOOD SERVICES, INC.

By:	/s/ Peter van der Wal
Peter van der Wal, Chief Executive Officer

By:	/s/ Lisa Bacerra
Lisa Bacerra, Chief Financial Officer

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